Exhibit (e)(1)(B)

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned (“Borrower”) promises to pay to the order of NuVox, Inc. (the “Company”), at its office at 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017, the principal amount of $851,684.49 (the “Principal Amount”), with interest on the unpaid Principal Amount compounded annually at the rate of 4.76%. This note (“Note”) is issued as of October 16, 2001 under, and subject to, the terms of the Employment Agreement, dated April 11, 2002, between the Company and Borrower (the “Employment Agreement”). All capitalized terms not otherwise defined in this Note shall have the meaning ascribed to them in the 2001 Loan Program as in effect on the date hereof.

1.     Payment of Principal and Interest.

(a) If not sooner paid, the entire Principal Amount, and all accrued and unpaid interest thereon, shall be due and payable in lump sum on the Maturity Date, which is the earlier of: (i) September 30, 2006, (ii) the date on which Borrower's employment is either involuntarily terminated by the Company for Cause or voluntarily terminated by Borrower for reason other than for death, Disability, Retirement or Good Reason, (iii) the date on which the Company elects to exercise its rights pursuant to Section 5 hereof as a result of an Event of Default (as defined below) and (iv) the date on which Borrower receives payment of a liquidation preference on the 761,848 shares of Series E-3 preferred stock subject to the Pledge Agreement; provided, however, that if such Maturity Date shall fall on a Saturday, Sunday or public holiday (any other day being a "Business Day"), such Maturity Date shall be deemed to be the next succeeding Business Day.

(b)    Borrower may prepay all or any portion of this Note at any time and from time-to-time prior to the Maturity Date without premium or penalty.

(c)    The Principal Amount and any outstanding interest accrued thereon may be repaid either (i) in cash or (ii) by the surrender of shares of stock of the Company, valued for this purpose at the Fair Market Value on the date of repayment.

(d) Each payment of Borrower shall be applied to the extent of the available funds from such payment in the following order: (i) first to the outstanding interest which has accrued on the non-recourse portion of the Note, (ii) then to the outstanding non-recourse portion of the Principal Amount, (iii) then to the outstanding interest which has accrued on the recourse portion of the Note and (iv) lastly to the outstanding recourse portion of the Principal Amount.

2.     Recourse. Two-thirds of the Principal Amount evidenced by this Note, and any interest accrued thereon, shall be without recourse to Borrower. One-third of the Principal Amount evidenced by this Note, and any interest accruing thereon, shall be full recourse to Borrower, in which case the Company shall have the rights described in Section 5(c) hereof with respect to such recourse portion of the Note.

3.     Pledged Collateral. Pursuant to a certain Pledge Agreement dated as of the date hereof between Borrower and the Company, Borrower's obligations under this Note are secured by a security interest granted to the Company in all right, title and interest of Borrower in the 761,848 shares of Series E-3 preferred stock subject to the Pledge Agreement.

4.     Event of Default. An "Event of Default" as used herein shall be any or all of the following: (a) failure of Borrower to pay within ten (10) days after receipt from the Company of a written demand for payment after Borrower has failed to pay when due any portion of the loan evidenced by this Note or (b) the failure of Borrower to keep or perform any covenant, agreement or condition contained in this Note, the Pledge Agreement or the Employment Agreement if such failure is not cured within ten (10) days after Borrower received written notice from the Company containing a reasonable description of such default.

5.     Remedies Upon Event of Default. Upon the occurrence of any Event of Default:

(a) At the option of the Company, the outstanding Principal Amount and interest accrued thereon shall become immediately due any payable without notice or demand on the part of the Company;

(b)    The Company shall be entitled to exercise any and all rights to which it is entitled under the Pledge Agreement and this Note; and

(c) With respect to the recourse portion of the Note, as described in Section 2 hereof, the Company shall have, in addition to its rights and remedies under this Note and the Pledge Agreement (and without written notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind), full recourse against any real, personal, tangible or intangible assets of Borrower, and may pursue any legal or equitable remedies that are available with respect to such recourse obligation.

6.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to principles of conflicts of laws.

7.     Waiver. Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. Borrower hereby agrees that failure of the Company to exercise any of its rights hereunder in any instance (including, but not limited to, the Company's rights upon the occurrence of an Event of Default) shall not constitute a waiver thereof in that or any other instance.

8.     Severable Provisions. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

BORROWER
Dated as of October 16, 2001	/s/ G. M. Cassity
Borrower's Signature
G. M. Cassity
Borrower's Name (type or print)